Exhibit 99.1

STATER BROS. SALES INCREASE IN THE THIRD QUARTER OF 2014

SAN BERNARDINO, CALIFORNIA (May 13, 2014) - Today, Jack H. Brown, Chairman, President and Chief Executive Officer of Stater Bros. Holdings Inc. announced financial results for the thirteen week and twenty-six week periods ended March 30, 2014.

The Company’s consolidated sales in the thirteen weeks ended March 30, 2014 were $963.8 million up $1.9 million or 0.2% from the thirteen weeks ended March 31, 2013 consolidated sales of $961.9 million. The Company’s sales for the twenty-six weeks ended March 30, 2014 were $1.95 billion up $17.2 million or 0.9 % from the same period in the prior year.

Sales in the prior year period were affected by the Easter holiday that fell in the second quarter of the prior year and in the third quarter of the 2014 fiscal year. The Easter holiday increased net sales in the prior year quarter by approximately $11.3 million. Excluding the effect of Easter, like store sales also increased $9.5 million or 1.0% for the thirteen weeks ended March 30, 2014 compared to the thirteen weeks ended March 31, 2013. Like store sales for fiscal 2014 year-to-date increased $23.2 million or 1.20% compared to the twenty-six weeks ended March 31, 2013.

Gross profit margins for the thirteen weeks ended March 30, 2014 were 27.64% of sales compared to the thirteen weeks ended March 31, 2013 gross profit margin of 26.90% of sales. Gross profit margin for the twenty-six weeks ended March 30, 2014 was 26.95% compared to 26.39% for the same period in the prior fiscal year. The Company reported net income for the second quarter ended March 30, 2014 of $19.2 million compared to net income of $11.6 million for second quarter of the prior fiscal year and partially reflects the Company’s investment in energy savings, remodels and installation of energy saving equipment, such as doors on all refrigerated cases, at the stores. Net income for the fiscal 2014 year-to-date was $30.2 million compared to $17.0 million for the same period in the prior fiscal year.

On May 12, 2014, the Company refinanced and signed a new credit agreement which replaces the Company’s old revolving line of credit, term loan and senior unsecured notes. The new facility includes a $150 million line of credit, a $325 million Term Loan A, and a $250 million Term Loan B. The new debt structure will significantly reduce the Company’s interest expense.

Brown said, “We are pleased with our sales growth in the second quarter of fiscal 2014 given the extremely competitive environment in Southern California. We continue to be the number ‘1’ full service supermarket chain in Southern California according to a March 2014 national consumer survey.

“We believe that our sales growth is due to our ‘Valued Customers’ positive response to our ‘Low Price’ marketing strategy of keeping our prices as low as possible during these continued challenging economic times while continuing to provide our customers the service and value they deserve on each of their visits to their local Stater Bros.’ supermarket.

“The restructuring of our debt and the related reduction in our interest cost will allow us to continue to invest in our ‘Valued Customers’ and continue to allow us to not fully pass on the costs of inflation which has allowed us to keep our prices low.

“Our commitment over the past several years has had a positive impact on our sales growth. We have been and remain committed to providing low prices, great value and outstanding service to all of our ‘Valued Customers’.“

Stater Bros. is the largest privately owned Supermarket Chain in Southern California and the largest private employer in both San Bernardino County and Riverside County, with annual sales in 2013 of $3.9 billion. The Company currently operates 167 Supermarkets, and there are approximately 18,000 members of the Stater Bros. Supermarket Family.
STATER BROS ... PROUDLY SERVING SOUTHERN CALIFORNIA FAMILIES FOR 78 YEARS
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STATER BROS. HOLDINGS INC.
Condensed Consolidated Balance Sheets
(In thousands)
Unaudited
	9/29/2013	3/30/2014
Assets
Current assets
Cash and cash equivalents	$242,818	$245,950
Receivables, net	37,493	37,626
Inventories	228,116	231,076
Other	39,876	40,557

Total current assets	548,303	555,209
Property and equipment, net	600,019	598,272
Deferred debt issuance costs, net	6,173	5,082
Other	42,851	47,726

Total assets	$1,197,346	$1,206,289

Liabilities and stockholder’s equity
Current liabilities
Accounts payable	$144,214	$137,617
Accrued expenses and other liabilities	153,987	157,342
Current portion of long-term debt	25,582	73,874

Total current liabilities	323,783	368,833
Long-term debt, less current portion	608,711	540,000
Capital lease obligations, less current portion	414	3,427
Other long-term liabilities	150,988	150,372
Total stockholder’s equity	113,450	143,657

Total liabilities and stockholder’s equity	$1,197,346	$1,206,289

STATER BROS. HOLDINGS INC.
Condensed Consolidated Statements of Income
(In thousands)
Unaudited
	13 Weeks Ended	13 Weeks Ended	26 Weeks Ended	26 Weeks Ended
	03/31/13	03/30/14	03/31/13	03/30/14
Sales	$961,896	$963,841	$1,930,640	$1,947,866
Gross profit	258,772	266,386	509,501	525,021
Operating expenses:
Selling, general and administrative expenses	215,965	212,223	436,044	429,361
(Gain) loss on sale of property and equipment	6	(1,451)	(1,927)	(1,441)
Depreciation and amortization	11,566	11,859	23,249	23,232
Total operating expenses	227,537	222,631	457,366	451,152
Operating profit	31,235	43,755	52,135	73,869
Interest income	21	13	44	28
Interest expense	(11,768)	(11,470)	(23,577)	(22,956)
Income before income taxes	19,488	32,298	28,602	50,941
Income taxes	7,890	13,147	11,555	20,734
Net income	$11,598	$19,151	$17,047	$30,207